Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2025 Results
ATLANTA, January 30, 2025 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2024.
“Despite a challenging new home sales environment, we had a productive first quarter and made progress toward our full year and Multi-Year Goals,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “Net new orders and closings increased year-over-year, supported by a 20% higher community count. We also grew our total lot position by about 10% versus the prior year, primarily through options, positioning us for further community count growth in the years ahead.”
Looking to the full fiscal year, Mr. Merrill said, “Despite the affordability challenges of the near-term environment, we remain confident in our ability to generate a double-digit return on capital employed this year – even as we position the Company for substantial growth in the years ahead.”
Speaking to the Company’s three Multi-Year Goals and longer-term outlook, Mr. Merrill said, “Our community count growth, deleveraging and Zero Energy Ready goals are all within sight. We expect to end fiscal year 2025 with approximately 180 active communities, with control of the land necessary to reach 200 active communities by the end of fiscal year 2026. Our net debt to net capitalization ratio should be in the mid-30% range at fiscal year-end, approaching our target of less than 30% by the end of fiscal year 2026. Finally, with 98% of our home starts in the first quarter being built to Zero Energy Ready standards and only four communities remaining with legacy product, we expect 100% of our starts will be Zero Energy Ready by December 2025. With our experienced operating team, growing lot position, healthy balance sheet, and industry-leading energy efficient homes, we are well-positioned to drive sustainable value for our shareholders in the years ahead.”
Beazer Homes Fiscal First Quarter 2025 Highlights and Comparison to Fiscal First Quarter 2024
•Net income from continuing operations was $3.1 million, or $0.10 per diluted share, compared to net income from continuing operations of $21.7 million, or $0.70 per diluted share, in fiscal first quarter 2024
•Adjusted EBITDA was $23.0 million, down 39.4%
•Homebuilding revenue was $460.4 million, up 20.9% on a 22.1% increase in home closings to 907, partially offset by a 1.0% decrease in average selling price (ASP) to $507.6 thousand
•Homebuilding gross margin was 15.2%, down 470 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 18.2%, down 470 basis points
•SG&A as a percentage of total revenue was 14.0%, down 30 basis points
•Net new orders were 932, up 13.2% on a 17.8% increase in average community count to 161, partially offset by a 3.8% decrease in orders per community per month to 1.9
•Active community count at period-end of 163, up 19.9%
•Backlog dollar value was $816.0 million, down 12.5% on a 15.9% decrease in backlog units to 1,507, partially offset by a 4.0% increase in ASP of homes in backlog to $541.5 thousand
•Land acquisition and land development spending was $211.3 million, up 6.3% from $198.7 million
•Controlled lots of 28,874, up 9.5% from 26,374
•Unrestricted cash at quarter end was $80.4 million; total liquidity was $335.4 million
•Total debt to total capitalization ratio remained flat at 46.5% year-over-year. Net debt to net capitalization ratio was 44.5% at quarter end compared to 43.7% a year ago
The following provides additional details on the Company's performance during the fiscal first quarter 2025:
Profitability. Net income from continuing operations was $3.1 million, generating diluted earnings per share of $0.10. First quarter adjusted EBITDA of $23.0 million was down $15.0 million, or 39.4%, primarily due to lower operating margin, partially offset by higher revenue on higher closings.

Orders. Net new orders for the first quarter increased to 932, up 13.2% from 823 in the prior year quarter, primarily driven by a 17.8% increase in average community count to 161 from 137 a year ago, partially offset by a 3.8% decrease in sales pace to 1.9 orders per community per month, down from 2.0 in the prior year quarter. The cancellation rate for the quarter was 16.5%, down from 19.0% in the prior year quarter.
Backlog. The dollar value of homes in backlog as of December 31, 2024 was $816.0 million, representing 1,507 homes, compared to $932.8 million, representing 1,791 homes, at the same time last year. The ASP of homes in backlog was $541.5 thousand, up 4.0% versus the prior year quarter. The increase in backlog ASP was primarily due to changes in product and community mix and price appreciation in certain communities.
Homebuilding Revenue. First quarter homebuilding revenue was $460.4 million, up 20.9% year-over-year. The increase in homebuilding revenue was driven by a 22.1% increase in home closings to 907 homes, partially offset by a 1.0% decrease in ASP to $507.6 thousand. The increase in closings was primarily due to higher volume of spec homes that sold and closed within the current fiscal quarter and improved construction cycle times.
Homebuilding Gross Margin. Homebuilding gross margin was 15.2%, down 470 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 18.2% for the first quarter, down from 22.9% in the prior year quarter primarily due to an increase in price concessions and closing cost incentives, an increased share of spec home closings which generally have lower margins than "to be built" homes, and changes in product and community mix.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 14.0% for the quarter, down 30 basis points year-over-year due to total revenue growth outpacing SG&A expense growth.
Land Position. For the current fiscal quarter, land acquisition and land development spending was $211.3 million, up 6.3% year-over-year. Controlled lots increased 9.5% to 28,874, compared to 26,374 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 28,178, up 9.6% year-over-year. As of December 31, 2024, the Company controlled 58.9% of its total active lots through option agreements compared to 53.1% as of December 31, 2023.
Liquidity. At the close of the first quarter, the Company had $335.4 million of available liquidity, including $80.4 million of unrestricted cash and $255.0 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $404.2 million a year ago.
Senior Unsecured Revolving Credit Facility. During January 2025, the Company increased the available borrowing capacity under the senior unsecured revolving credit facility from $300.0 million to $365.0 million.
Commitment to Sustainability
The Company remains dedicated to continually enhancing the energy efficiency of its homes in support of its industry-first pledge that, by the end of calendar 2025, every new home the Company starts will be Zero Energy Ready, which means it will meet the requirements of the U.S. Department of Energy's (DOE) Zero Energy Ready Home program.
In November, the Company introduced Charity Home Insurance Agency, which provides consumers with the opportunity to purchase homeowner’s insurance coverage based on their home specifications and personal needs. Charity Home Insurance Agency is dedicated to distributing 100% of profits to the Beazer Charity Foundation, the Company’s philanthropic arm, which supports nonprofits working in our communities.

Summary results for the three months ended December 31, 2024 are as follows:

Three Months Ended December 31,
2024	2023	Change*
New home orders, net of cancellations	932	823	13.2%
Cancellation rates	16.5%	19.0%	(250)	bps
Orders per community per month	1.9	2.0	(3.8)%
Average active community count	161	137	17.8%
Active community count at quarter-end	163	136	19.9%
Land acquisition and land development spending (in millions)	$211.3	$198.7	6.3%

Total home closings	907	743	22.1%
ASP from closings (in thousands)	$507.6	$512.7	(1.0)%
Homebuilding revenue (in millions)	$460.4	$380.9	20.9%
Homebuilding gross margin	15.2%	19.9%	(470) bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.2%	19.9%	(470) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	18.2%	22.9%	(470) bps
SG&A expenses as a percent of total revenue	14.0%	14.3%	(30) bps
Income from continuing operations before income taxes (in millions)	$3.2	$22.9	(86.2)%
Expense from income taxes (in millions)	$—	$1.2	(97.0)%
Income from continuing operations, net of tax (in millions)	$3.1	$21.7	(85.6)%
Basic income per share from continuing operations	$0.10	$0.71	(85.9)%
Diluted income per share from continuing operations	$0.10	$0.70	(85.7)%

Net income (in millions)	$3.1	$21.7	(85.6)%
Adjusted EBITDA (in millions)	$23.0	$38.0	(39.4)%
LTM Adjusted EBITDA (in millions)	$228.4	$262.9	(13.1)%
Total debt to total capitalization ratio	46.5%	46.5%	0 bps
Net debt to net capitalization ratio	44.5%	43.7%	80 bps
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of December 31,
	2024	2023	Change
Backlog units	1,507	1,791	(15.9)%
Dollar value of backlog (in millions)	$816.0	$932.8	(12.5)%
ASP in backlog (in thousands)	$541.5	$520.8	4.0%
Land and lots controlled	28,874	26,374	9.5%
Conference Call
The Company will hold a conference call on January 30, 2025 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the pass code "8571348." A replay of the conference call will be available, until 11:59 PM ET on February 13, 2025 at 866-363-1806 (for international callers, dial 203-369-0194) with pass code "3740."
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and deterioration in homebuilding industry conditions;
•economic changes nationally and in local markets, including increases in the number of foreclosures and wage levels, both of which are outside our control and may impact consumer confidence and affect the affordability of, and demand for, the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing due to, among other factors, additional actions by the Federal Reserve to address inflation;
•financial institution disruptions, such as the lingering effects of bank failures that spiked in 2023;
•supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters (such as the recent California wildfires) or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation, and the level of quality and craftsmanship provided by such labor;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control;
•potential negative impacts of public health emergencies and lingering impacts of past pandemics;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our sustainability initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2024	2023
Total revenue	$468,953	$386,818
Home construction and land sales expenses	396,875	309,088
Gross profit	72,078	77,730
Commissions	16,113	13,246
General and administrative expenses	49,772	41,986
Depreciation and amortization	4,055	2,233
Operating income	2,138	20,265
Loss on extinguishment of debt, net	—	(13)
Other income, net	1,028	2,657
Income from continuing operations before income taxes	3,166	22,909
Expense from income taxes	36	1,181
Income from continuing operations	3,130	21,728
Income (loss) from discontinued operations, net of tax	—	—
Net income	$3,130	$21,728
Weighted-average number of shares:
Basic	30,426	30,595
Diluted	30,800	30,982
Basic income per share:
Continuing operations	$0.10	$0.71
Discontinued operations	—	—
Total	$0.10	$0.71
Diluted income per share:
Continuing operations	$0.10	$0.70
Discontinued operations	—	—
Total	$0.10	$0.70

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2024	2023
Capitalized interest in inventory, beginning of period	$124,182	$112,580
Interest incurred	20,161	18,206
Capitalized interest amortized to home construction and land sales expenses	(13,910)	(11,190)
Capitalized interest in inventory, end of period	$130,433	$119,596

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2024	September 30, 2024
ASSETS
Cash and cash equivalents	$80,379	$203,907
Restricted cash	39,088	38,703
Accounts receivable (net of allowance of $284 and $284, respectively)	70,721	65,423
Owned inventory	2,164,074	2,040,640
Deferred tax assets, net	131,096	128,525
Property and equipment, net	39,792	38,628
Operating lease right-of-use assets	18,097	18,356
Goodwill	11,376	11,376
Other assets	45,905	45,969
Total assets	$2,600,528	$2,591,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$151,717	$164,389
Operating lease liabilities	19,570	19,778
Other liabilities	123,903	149,900
Total debt (net of debt issuance costs of $7,885 and $8,310, respectively)	1,071,290	1,025,349
Total liabilities	1,366,480	1,359,416
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,201,705 issued and outstanding and 31,047,510 issued and outstanding, respectively)	31	31
Paid-in capital	852,702	853,895
Retained earnings	381,315	378,185
Total stockholders’ equity	1,234,048	1,232,111
Total liabilities and stockholders’ equity	$2,600,528	$2,591,527

Inventory Breakdown
Homes under construction	$815,757	$754,705
Land under development	1,085,063	1,023,188
Land held for future development	19,879	19,879
Land held for sale	16,880	19,086
Capitalized interest	130,433	124,182
Model homes	96,062	99,600
Total owned inventory	$2,164,074	$2,040,640

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended December 31,
SELECTED OPERATING DATA	2024	2023
Closings:
West region	581	454
East region	201	136
Southeast region	125	153
Total closings	907	743

New orders, net of cancellations:
West region	589	533
East region	227	172
Southeast region	116	118
Total new orders, net	932	823

	As of December 31,
Backlog units:	2024	2023
West region	973	1,112
East region	341	359
Southeast region	193	320
Total backlog units	1,507	1,791
Aggregate dollar value of homes in backlog (in millions)	$816.0	$932.8
ASP in backlog (in thousands)	$541.5	$520.8

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2024	2023
Homebuilding revenue:
West region	$291,863	$234,409
East region	108,564	71,753
Southeast region	59,995	74,757
Total homebuilding revenue	$460,422	$380,919

Revenue:
Homebuilding	$460,422	$380,919
Land sales and other	8,531	5,899
Total revenue	$468,953	$386,818

Gross profit:
Homebuilding	$69,975	$75,943
Land sales and other	2,103	1,787
Total gross profit	$72,078	$77,730

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended December 31,
in thousands	2024		2023
Homebuilding gross profit/margin (GAAP)	$69,975	15.2%	$75,943	19.9%
Inventory impairments and abandonments (I&A)	—		—
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	69,975	15.2%	75,943	19.9%
Interest amortized to cost of sales	13,910		11,190
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$83,885	18.2%	$87,133	22.9%
Reconciliation of net income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended December 31,		LTM Ended December 31,(a)
in thousands	2024	2023	2024	2023
Net income (GAAP)	$3,130	$21,728	$121,577	$156,008
Expense from income taxes	36	1,181	17,765	20,984
Interest amortized to home construction and land sales expenses and capitalized interest impaired	13,910	11,190	70,953	65,904
EBIT (Non-GAAP)	17,076	34,099	210,295	242,896
Depreciation and amortization	4,055	2,233	16,689	11,918
EBITDA (Non-GAAP)	21,131	36,332	226,984	254,814
Stock-based compensation expense	1,913	1,673	7,631	7,368
Loss on extinguishment of debt	—	13	424	44
Inventory impairments and abandonments(b)	—	—	1,996	451
Gain on sale of investment(c)	—	—	(8,591)	—
Severance expenses	—	—	—	224
Adjusted EBITDA (Non-GAAP)	$23,044	$38,018	$228,444	$262,901
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."
(c) We previously held a minority interest in a technology company specializing in digital marketing for new home communities, which was sold during the quarter ended March 31, 2024. In exchange for the previously held investment, we received cash in escrow along with a minority partnership interest in the acquiring company, which was recorded within other assets in our condensed consolidated balance sheets. The resulting gain of $8.6 million from this transaction was recognized in other income, net on our condensed consolidated statement of operations. The Company believes excluding this one-time gain from Adjusted EBITDA provides a better reflection of the Company's performance as this item is not representative of our core operations.

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of December 31, 2024	As of December 31, 2023
Total debt (GAAP)	$1,071,290	$974,644
Stockholders' equity (GAAP)	1,234,048	1,121,011
Total capitalization (GAAP)	$2,305,338	$2,095,655
Total debt to total capitalization ratio (GAAP)	46.5%	46.5%

Total debt (GAAP)	$1,071,290	$974,644
Less: cash and cash equivalents (GAAP)	80,379	104,226
Net debt (Non-GAAP)	990,911	870,418
Stockholders' equity (GAAP)	1,234,048	1,121,011
Net capitalization (Non-GAAP)	$2,224,959	$1,991,429
Net debt to net capitalization ratio (Non-GAAP)	44.5%	43.7%